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                                                                     EXHIBIT 5.1


                        [VINSON & ELKINS LETTERHEAD]


                                 March 26, 1997


EOTT Energy Partners, L.P.
1330 Post Oak Boulevard
Houston, Texas 77056

Ladies and Gentlemen:

         We have acted as counsel to EOTT Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), in connection with the preparation of the Partnership's Registration Statement on Form S-8 (the "Registration Statement") relating to the proposed offer and sale by the Partnership of up to an aggregate of 1,155,000 of the Partnership's Subordinated Units, which includes 1,155,000 of Common Units issuable in lieu of Subordinated Units following conversion of the Subordinated Units to Common Units, pursuant to the EOTT Energy Corp. 1994 Unit Option Plan (the "Plan"). In such capacity, we are passing on certain legal matters in connection with the registration of the sale of the Subordinated Units and the Common Units. At your request, this opinion is being furnished to you for filing as an exhibit to the Registration Statement.

         In connection with rendering this opinion, we have examined such certificates, instruments and documents and reviewed such questions of law as we have considered necessary or appropriate for the purposes of this opinion. In addition, we have relied as to factual matters on certificates of certain public officials and officers of the Partnership.

         Based upon the foregoing examination and review, we are of the opinion that the Subordinated Units and the Common Units have been duly authorized for issuance and, when the Registration Statement has been declared effective and the Subordinated Units and the Common Units are issued and paid for in accordance with the provisions of the Plan, such Subordinated Units and Common Units will be validly issued, fully paid and nonassessable, except as such nonassessability may be affected by matters described under the caption "The Partnership Agreement -- Limited Liability" in the Partnership's final prospectus dated March 18, 1994, included in the Partnership's Registration Statement on Form S-1 (File No. 33-73984), as filed with the Securities and Exchange Commission; the issuance and listing thereof have been duly authorized by all necessary partnership action on the part of the general partner of the Partnership, and no action is required with respect thereto by the limited partners of the Partnership.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

                                                Very truly yours,

                                                VINSON & ELKINS L.L.P.